Exhibit 10.29

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of November 19, 2002 (the “Execution Date”) by and among VERSANT CORPORATION, a California corporation (“Versant”) and MOKUME SOFTWARE, INC., a Delaware corporation (“Mokume”), on the one hand, and AJAY JAIN (“Stockholder”), on the other hand.

R E C I T A L S

A.            Concurrently with the execution of this Agreement, Versant, VM Merger Corp., a Delaware corporation that is a wholly-owned subsidiary of Versant (“Sub”), Mokume and Mokume’s stockholders have entered into an Agreement and Plan of Reorganization dated as of November 19, 2002 (the “Plan”), which provides for the merger (the “Merger”) of Sub with and into Mokume, with Mokume to be the surviving corporation of the Merger.  Upon the effectiveness of the Merger, the outstanding shares of Mokume Common Stock will be converted into the right to receive shares of Versant Common Stock, in the manner and on the basis set forth in the Plan.  Capitalized terms used in this Agreement that are not defined herein shall have the same meanings that such terms have in the Plan.

B.            Stockholder is a principal stockholder of Mokume, owns Common Stock of Mokume and is an officer, director and key employee of Mokume, and upon the effectiveness of the Merger, will receive shares of Versant Common Stock having substantial value by virtue of the conversion of Stockholder’s Mokume Common Stock in the Merger.  Stockholder’s talents and abilities are critical to Mokume’s ability to continue to successfully carry on its business and to Versant’s ability to realize value from the Merger in exchange for the substantial consideration Versant will pay to Mokume’s stockholders (including Stockholder) to acquire Mokume and its stock and business in the Merger.

C.            One of the material conditions precedent to the obligation of Versant to consummate the Merger under the Plan is that Stockholder has executed, entered into and is bound by this Agreement with Versant and Mokume.  Stockholder is therefore entering into this Agreement as a material inducement and consideration to Versant to enter into the Plan, to issue the consideration payable to Stockholder and the other Mokume stockholders in the Merger and to consummate the Merger, and to ensure that Versant effectively acquires the goodwill of Mokume.

NOW, THEREFORE, in consideration of the facts stated in the foregoing recitals and the promises made herein, Versant, Mokume and Stockholder hereby agree as follows:

1.             Effectiveness of Obligations.  This Agreement shall become effective if and only if the Merger is consummated, and shall become effective upon the date and time that the Merger is consummated and becomes legally effective (such date and time being hereinafter referred to as the “Effective Time”).

2.             Certain Definitions.

(a)           Affiliate.  As used herein, the term “Affiliate” will have the meaning given to such term in Rule 405 of Regulation C promulgated under the Securities Act of 1933, as amended, and refers both to a present and future Affiliate.

(b)           Real-Time Computing Business.  As used herein, the term “Real-Time Computing Business” means the business of developing, marketing and supporting Real-Time Computing Products (as defined below) and/or providing Real-Time Computing Services (as defined below).  “Real-Time Computing Products” means software products that have significant real-time computing components and are designed to provide an enterprise with real-time access to information in order to enhance the enterprise’s business.  Real-Time Computing Products may include, without limitation, adapters to real-time devices, connectivity software, business rules engines, data management software and industry specific applications or templates designed for real-time computing applications that come within the above definition of Real-Time Computing Products.  “Real-Time Computing Services” means services provided with respect to (i) the installation, support, maintenance, training or use of Real-Time Computing Products or (ii) real-time computing projects for enterprises with real-time computing applications.  Real-Time Computing Services may include, without limitation, design consultation, implementation consultation, programming, implementation, testing, documentation, project management, integration, and performance consulting services that comes within the above definition of Real-Time Computing Services.

(c)           Competing Business.  As used herein, the term “Competing Business” means (i) any business that is competitive with or is substantially similar to the Real-Time Computing Business or (ii) any business that involves providing software, outsourcing services or software support services to any persons or entities who were customers of Mokume on or before the Execution Date.

(d)           Covenant Period.  As used herein, the term “Covenant Period” means that period of time beginning on the Effective Time and ending two (2) years after the Effective Time, provided, however, that if, during the time period beginning on the Effective time and ending on the day immediately preceding the second (2nd) anniversary of the Effective Time Stockholder ceases to be employed by Versant or a subsidiary of Versant because Stockholder’s employment is Terminated Without Cause (as defined below), then the Covenant Period will instead end on the earlier to occur of (i) two (2) years after the Effective Time, or (ii) the first date on which Versant fails to pay to Stockholder an installment payment of Severance (as defined below) pursuant to the Employment Agreement (as defined below) when such payment is due and payable to Stockholder under the terms of the Employment Agreement.  For purposes of the foregoing clause (ii), the parties acknowledge and agree that, notwithstanding anything in this paragraph or in the Employment Agreement to the contrary, in order to extend the Covenant Period pursuant to such clause (ii) beyond the last date on which a payment of Severance is due to Stockholder under the terms of the Employment Agreement (the “Last Severance Date”), Versant shall nevertheless have the right (exercisable at its sole option and discretion) to voluntarily continue to make payments to Stockholder after the Last Severance Date of amounts of cash equal in amount to (and payable on the same schedule as) the monthly installments of Severance and medical insurance coverage that were payable under the Employment Agreement

(but, in the case of payments for medical insurance coverage, only for so long as Stockholder and /or Stockholder’s spouse is not covered by similar medical coverage provided by another employer) (“Extension Payments”), and for so long as Versant continues to make such Extension Payments on such schedule the Covenant Period will continue in effect (but not beyond two (2) years after the Effective Time).

(e)           Employment Agreement; Severance.  As used herein, the term “Employment Agreement” means the employment letter agreement dated as of the Execution Date between Versant and Stockholder and entered into pursuant to Section 8.7 of the Plan. As used herein, the term “Severance” means the cash severance payments that Versant has agreed to pay Stockholder under the Employment Agreement in the event that Stockholder ceases to be employed by Versant or a subsidiary of Versant because Stockholder’s employment is Terminated Without Cause (as defined above) on or before November 19, 2004.

(f)            Engaging in Business.  As used in Section 3 of this Agreement, each of the following activities, without limitation, shall be deemed to constitute “engaging in a business”:  to engage in, carry on, work with, be employed by, consult for, invest in, solicit customers for, have an interest in, own stock or any membership or other equity interest in, advise, lend money to, guarantee the debts or obligations of, contribute, sell or license intellectual property to, or permit one’s name or any part thereof to be used in connection with, any enterprise or endeavor, either individually, in partnership or in conjunction with any person, firm, association, partnership, joint venture, limited liability company, corporation or other business, whether as principal, agent, stockholder, partner, joint venturer, member, director, officer, employee, consultant, or in any other manner whatsoever.  However, nothing contained in this Agreement shall prohibit Stockholder from (i) being employed by or serving as a consultant to Versant (or any other Affiliate of Versant), (ii) acquiring or holding at any one time less than one percent (1%) of the outstanding securities of any publicly traded company, (iii) holding stock of Versant, or (iv) acquiring or holding an interest in a mutual fund, limited partnership, venture capital fund or similar investment entity of which Stockholder is not an employee, officer or general partner and has no power to make, participate in or directly influence the investment decisions of such mutual fund, limited partnership, venture capital fund or investment entity.

(g)           Surviving Corporation.  As used herein, the term “Surviving Corporation” means Mokume, the surviving corporation of the Merger.

(h)           Terminated Without Cause.   As used herein, the term “Terminated Without Cause” will have the same meaning given to such term in Part 3 of Exhibit B to the Plan; except that, solely for purposes of this Agreement, the term “Cause” (as used in the definition of “Terminated Without Cause”) will not be deemed to include the “Cause” grounds set forth in Exhibit B, Part 3(b)(viii) to the plan, relating to substantial under-performance by Stockholder of mutually agreed business objectives.

3.             Non-Competition and Non-Solicitation Covenants.

(a)           Non-Competition.  Stockholder hereby covenants and agrees with Versant and Mokume that, at all times during the Covenant Period, Stockholder shall not (except on behalf of Versant or an Affiliate of Versant), either directly or indirectly, engage in any

Competing Business (i) in any state of the United States or (ii) in any country in which Mokume has conducted business (including, without limitation, any county, state, territory, possession or country in which any customer of Mokume is located or in which Mokume has solicited business).  Stockholder acknowledges and agrees with Versant and Mokume that Mokume has to date engaged in business at a national level in the United States of America in each state of the United States of America.

(b)           Non-Solicitation of Customers.  In addition to, and not in limitation of, the non-competition covenants of Stockholder in Section 3(a) above, Stockholder agrees with Versant and Mokume that, at all times during the Covenant Period, Stockholder will not, either for Stockholder or for any other person or entity (other than for Versant and any of its Affiliates), directly or indirectly solicit business from, or attempt to sell, license or provide the same or similar products or services as are now provided by Mokume, or are currently proposed to be provided by Mokume, including without limitation any products or services within the scope of the Real-Time Computing Business.

(c)           Non-Solicitation of Employees or Consultants.  In addition to, and not in limitation of, the non-competition covenants of Stockholder in Section 3(a) above, Stockholder agrees with Versant and Mokume that, at all times during the Covenant Period, Stockholder will not, either for Stockholder or for any other person or entity, directly or indirectly, solicit, induce or attempt to induce any director, employee, consultant or contractor of Versant, the Surviving Corporation or any of their Affiliates to terminate his or her employment or his, her or its services with, Versant, the Surviving Corporation or any of their respective Affiliates or to take employment with any other party.

4.             Severability.  The scope and effect of the covenants of Stockholder in this Agreement shall be as broad in time (but not, as regards the covenants contained in Section 3 of this Agreement, beyond the applicable time periods set forth therein), geography, scope of business and in all other respects as is permitted by applicable law.  Should a court or other body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope or duration or is invalid or unenforceable, then the parties agree that such term or provision shall not be voided or made unenforceable, but rather shall be modified so as to be enforceable, in accordance with the purposes stated in the preceding sentence and with applicable law, and all other terms and provisions of this Agreement shall remain valid and fully enforceable.

5.             Remedies.  Stockholder acknowledges and agrees with Versant and Mokume that, in light of Stockholder’s unique skills, experience and capabilities, money damages would not adequately compensate Versant or Mokume if Stockholder were to breach any of covenants of Stockholder contained in this Agreement.  Consequently, Stockholder agrees that in the event of any such breach, Versant and/or Mokume shall each be entitled, in addition to any other remedies, to enforce this Agreement by means of an injunction, specific performance or other equitable relief.

6.             Successors and Assigns.  This Agreement and the rights and obligations of Stockholder hereunder are personal to Stockholder and shall not be assignable, delegable or transferable by Stockholder in any respect.  This Agreement shall inure to the benefit of the permitted successors and assigns of Versant and Mokume, including any successor to or assignee of all or substantially all of the business and assets of Versant or Mokume or any other part of the business or assets of Versant and/or Mokume, whether by merger, consolidation, sale of stock or assets or other business combination.

7.             Costs of Enforcement.  If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ and experts’ fees.

8.             Entire Agreement.  This Agreement contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and, effective upon the Effective Time of the Merger, shall supersede any and all prior and contemporaneous agreements (including any non-competition and non-solicitation agreements between Stockholder and Mokume), negotiations, correspondence, understandings and communications of the parties, whether oral or written, respecting that subject matter (except that any non-competition, non-solicitation or other covenants of the type set forth in Section 3 of this Agreement that are contained in any employee invention assignment and/or confidentiality agreement executed by Stockholder, or in any employment agreement executed by Stockholder, with Versant or with the Surviving Corporation that is in effect at any time during the Covenant Period, shall each be construed to be a separate, independent and concurrent covenant and obligation of Stockholder that is cumulative and in addition to, and not in lieu of or in conflict with, any of the covenants in Section 3 of this Agreement, and the existence of any such separate, independent and concurrent covenant or covenants shall have no effect on the covenants contained in Section 3 of this Agreement).

9.             Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, excluding that body of law pertaining to conflicts of laws.

10.          Notices.  All notices and other communications required or permitted under this Agreement will be in writing and hand delivered, sent by telecopier, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service.  Such notices and other communications will be effective:  (a) upon receipt if hand delivered; (b) five (5) days after mailing if sent by mail; and (c) one (l) day after dispatch if sent by telecopier (with electronic acknowledgment of successful transmission) or express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

If to Versant or Mokume:	With a copy to:

Versant Corporation	Fenwick & West LLP
6539 Dumbarton Circle	Two Palo Alto Square
Fremont, CA 94555	Palo Alto, CA 94306
Attention: President	Attention: Kenneth A. Linhares, Esq.
Fax Number: (510) 789-1515	Fax Number: (650) 494-1417

If to Stockholder:

Ajay Jain

[Address]

[Address]

Fax Number: (      )       -

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

11.          Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original but all of which, taken together, constitute one and the same agreement.

12.          Titles.  The titles and captions of the sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

13.          Rules of Construction.  It is intended by the parties hereto that this Agreement shall not be construed against the party that has drafted all or any portion of this Agreement.

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IN WITNESS WHEREOF, Stockholder, Versant and Mokume have executed and entered into this Non-Competition Agreement effective as of the Execution Date.

VERSANT CORPORATION		STOCKHOLDER

By:	/s/ LEE MCGRATH	By:	/s/ AJAY JAIN

Title:	Vice President, Finance & Administration	Name:	Ajay Jain
and Chief Financial Officer

MOKUME SOFTWARE, INC.

By:	/s/ AJAY JAIN
Title: President & Chief Executive Officer

[Signature Page to Non-Competition Agreement]